EXHIBIT 99.1

May 30, 2002

FOR IMMEDIATE RELEASE
Major Markets Circuit

NYSE:	LFB

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
		President and Chief Operating Officer
		Phone:  (360) 425-1550


            LONGVIEW FIBRE COMPANY ANNOUNCES SECOND QUARTER RESULTS -- Increased Backlog Reflects Improving Demand Outlook --

LONGVIEW, Wash., May 30, 2002 - Longview Fibre Company (NYSE:LFB) today announced net income of $15,000 for its second fiscal quarter ended April 30, 2002, compared with net income of $4.4 million, or $0.09 per share, for the second quarter of fiscal 2001. Sales for the second quarter were $183.3 million, compared with $214.1 million for the same period last year. Last year's second quarter results included $14.7 million in operating profits from sales of electrical power generated by the company. Electrical power sales were halted in January 2002, but may resume from time to time depending upon the prevailing market price of electricity compared to the cost of generating the electrical power. Power sales are not expected to contribute meaningfully to the company's results during fiscal 2002.

The backlog of orders at the company's Longview mill increased in April, with average daily orders 13% higher than February. The company is operating nine paper machines to meet current demand. Based on the current orders outlook, the company anticipates operating nine machines for the balance of fiscal 2002 and keeping three higher-cost, less-efficient paper machines temporarily shutdown.

R. H. Wollenberg, President and Chief Operating Officer, said, "We are encouraged by increased orders for corrugated containers and paper and paperboard and view stronger customer demand in each operating division as an early sign of potential price recovery within the industry. This recovery is evidenced by June and July paper and paperboard price increase announcements made by the company and industry competitors."

Mr. Wollenberg continued, "We expect utilization levels at the Longview mill to be above 80 percent in the third quarter, compared with approximately 67 percent in each of the last two quarters and 85 percent in last year's third quarter. Optimizing mill costs remains a primary focus. As we further reduce operating costs and improve working capital management, we are setting the stage for improved return on capital."

Results by Segment - Second Quarter 2002 Compared with the Second Quarter
2001:

Longview Fibre's timber segment had an operating profit of $21.4 million in the second quarter of fiscal 2002 compared with $15.6 million for the same period last year. Log volume increased 30.3 percent, partially offset by a
3.4 percent decline in average price. Domestic demand for logs remains good and the recently enacted tariff and countervailing duty on Canadian softwood lumber is expected to assist in stabilizing domestic lumber prices, and to some extent domestic log prices, in the near term. The strength of the U.S. dollar relative to the Japanese yen and the soft Japanese housing market continue to negatively affect export prices. However, export sales continue to provide a premium return over domestic sales, and the outlook for log export pricing is stable based on export contracts negotiated in April covering the next two-month period.

The paper and paperboard segment had an operating loss of $8.6 million in the second quarter of fiscal 2002 compared with an operating profit of $0.7 million for the same period last year. Last year's segment results included allocated profit of $7.0 million from sales of power. Paper prices were down 6 percent, and paperboard prices were down 13 percent compared to the second quarter of 2002. These declines were due to an imbalance of supply and demand in the domestic paper market and the effect of the strong dollar on export paperboard prices. In addition, the slow domestic economy and management's decision to continue export sales at reduced levels due to unprofitable prices resulted in low utilization rates and reduced absorption of fixed costs at the Longview mill.

The company's converted products segment had an operating loss of $6.0 million in the second quarter of fiscal 2002 compared with an operating profit of $44,000 for the same period last year. Last year's segment results included allocated profit of $7.7 million from sales of power. Average prices decreased 2.3 percent and volume decreased by 3.5 percent. Demand from the food, beverage and glass industries remained stable during the quarter while other segments continued to experience a significant reduction from historical levels of demand following September 11. In April, the company experienced a resurgence in demand throughout its converted products markets.

The consolidated tax rate for the second quarter of fiscal 2002 reflected the favorable settlement with the IRS of several tax issues providing a total benefit to the company of approximately $2.5 million plus accrued interest of $1.2 million.

The company improved its balance sheet during the quarter, paying down $12 million of debt. Capital expenditures for the second half of fiscal 2002 are expected to be less than the $26.8 million invested in the first half, and the company plans to use operating cash to further reduce debt.

Investor Conference Call

The company will host a conference call Friday, May 31, 2002 at 1:00 p.m. EDT, available to interested parties by dialing (888) 603-6951 from the U.S. and Canada, or (706) 679-5742 from international locations. A telephone replay of the call will be available through June 14, 2002 by dialing
(800) 642-1687 from the U.S. and Canada, or (706) 645-9291 from international locations, and providing conference ID 4299783.

About Longview Fibre Company

Longview Fibre Company is a major manufacturer of value-added corrugated and solid-fiber containers, handle shopping and merchandise bags, and other paper products. The company operates one of the largest pulp and paper mills in the world at Longview, Washington which produces kraft paper and paperboard; 17 converting plants in 12 states which produce finished products such as corrugated containers, specialty packaging and merchandise bags; is a leader in recycled-content paper packaging; owns over 571,000 acres of valuable timberlands managed for Sustainable Forestry in the Pacific Northwest; and operates a sawmill in the State of Washington. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning anticipated pricing and market conditions for the company's products, energy and certain raw materials; capacity utilization; restrictions on the import of softwood lumber; capital requirements; future reductions of debt; possible effects of changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; the anticipated market conditions for energy; and anticipated benefits of cost reduction efforts for procurement, inventories and workforce reductions. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products, energy or raw materials; changes in product, energy or raw material prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.



CONSOLIDATED STATEMENT OF INCOME (Unaudited)

                                            THREE MONTHS       SIX MONTHS
                                          ENDED APRIL 30      ENDED APRIL 30
                                          2002      2001      2002      2001
(thousands except per share)
Net sales                            $ 183,251 $ 214,054 $ 360,806 $ 433,613
Cost of products sold, including
 outward freight                       158,121   179,455   319,072   357,667
Gross profit                            25,130    34,599    41,734    75,946
Selling, administrative and general
 expense                                18,343    18,260    37,728    35,837
Operating profit                         6,787    16,339     4,006    40,109
Interest income                          1,393        90     1,480       185
Interest expensed                      (12,477)   (9,977)  (21,270)  (21,025)
Miscellaneous                              352       458     2,338       642
Income (loss) before income taxes       (3,945)    6,910   (13,446)   19,911
Provision for taxes on income           (3,960)    2,556    (7,475)    7,367

Net income (loss)                     $     15  $  4,354   $(5,971) $ 12,544
  Per share                           $      -  $   0.09   $ (0.12) $   0.24
Dividend paid per share               $      -  $   0.12   $  0.03  $   0.24
Average shares outstanding              51,077    51,077    51,077    51,227
Net income (loss) - % of net sales           -       2.0      (1.7)      2.9



SEGMENT AND OTHER INFORMATION (Unaudited)

                                 THREE MONTHS                SIX MONTHS
                                ENDED APRIL 30             ENDED APRIL 30
                                                 %                          %
(thousands)                  2002     2001  CHANGE     2002      2001  CHANGE
Net sales:
 Timber                  $ 44,439 $ 36,829   +20.7 $ 81,875  $ 71,803   +14.0
 Paper and Paperboard      40,130   46,164   -13.1    76,391    93,410  -18.2
 Converted products        98,682   104,561  - 5.6   200,659   216,333  - 7.2
 Power sales                    -    26,500      -     1,881    52,067  -96.4
                         $183,251  $214,054  -14.4  $360,806  $433,613  -16.8

Operating profit:
 Timber                  $ 21,408  $ 15,625  +37.0  $ 36,906  $ 28,121  +31.2
 Paper and paperboard
  (including allocated
   power sales)            (8,603)      670      -   (16,875)    4,258      -
Converted products
  (including allocated
  power sales)             (6,018)       44      -   (16,025)    7,730      -
                         $  6,787  $ 16,339  -58.5  $  4,006  $ 40,109  -90.0
Sales:
 Logs, thousands of
  board feet               72,163    55,379  +30.3   132,516   104,197  +27.2
 Lumber, thousands
  of board feet            21,941    23,967  - 8.5    40,871    48,616  -15.9
 Paper, tons               56,698    61,343  - 7.6   105,468   119,063  -11.4
 Paperboard, tons          21,444    21,422  + 0.1    40,228    51,851  -22.4
 Converted products,
  tons                    122,606   127,039  - 3.5   247,864   261,277  - 5.1
 Logs, $/thousand board
  feet                   $    513  $    531  - 3.4  $    519  $    544  - 4.6
 Lumber, $/thousand board
  feet                        337       310  + 8.7       321       312  + 2.9
 Paper, $/ton FOB mill
  equivalent                  550       585  - 6.0       563       585  - 3.8
 Paperboard, $/ton FOB
  mill equivalent             315       362  -13.0       315       367  -14.2
 Converted products, $/ton    805       824  - 2.3       810       828  - 2.2



CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

                                  THREE MONTHS         SIX MONTHS
                                 ENDED APRIL 30      ENDED APRIL 30
(thousands)                         2002     2001      2002      2001
Cash provided by (used for) operations:
Net income (loss)                $    15  $ 4,354   $(5,971)  $12,544
Charges to income not
 requiring cash:
  Depreciation, depletion and
   amortization                   18,753   17,417    37,109    34,934
  Deferred taxes - net             1,456    4,565    (1,955)    8,648
  (Gain) loss on disposition of
    capital assets                   315    1,356    (1,132)    1,897

Change in:
  Accounts and notes
   receivable - net               (2,093)   9,218    10,798    18,991
  Inventories                      8,397    8,222    11,393    11,611
  Other                              731      229       923      (479)
  Pension and other
    noncurrent assets             (4,950)  (5,323)  (17,725)  (10,315)
  Accounts, payrolls and other
    taxes payable                  3,754   (2,261)  (11,118)   (5,996)
  Federal income taxes payable    (2,544)  (2,012)     (606)   (2,301)
  Other noncurrent liabilities       948      435     1,563       870
Cash provided by operations       24,782   36,200    23,279    70,404

Cash provided by (used for) investing:
Additions to:
  Plant and equipment            (11,454) (31,945)   24,965)  (53,200)
  Timber and timberlands          (1,357)  (1,296)   (1,790)   (2,259)
Proceeds from sale of capital
 assets                              236      327     3,001       482
Cash used for investing          (12,575) (32,914)  (23,754)  (54,977)

Cash provided by (used for) financing:
Long-term debt                        48   28,000    16,716    33,000
Short-term borrowings            (12,000) (23,934)   21,000   (19,690)
Restricted cash                      (99)       -   (20,607)        -
Payable to bank resulting from
 checks in transit                   227    1,097    (6,759)   (1,434)
Accounts payable for construction   (383)     428    (8,343)   (8,248)
Cash dividends                         -   (6,129)   (1,532)  (12,294)
Purchase of common stock               -   (2,748)        -    (6,761)
Cash provided by (used for)
 financing:                      (12,207)  (3,286)      475   (15,427)

Change in cash position                -        -         -         -
Cash position, beginning of
 period                                -        -         -         -
Cash position, end of period    $      -   $    -    $    -   $     -



CONSOLIDATED BALANCE SHEET

                                               APRIL 30    OCT. 31   APRIL 30
                                                   2002       2001       2001
(thousands)                                  (Unaudited)           (Unaudited)
ASSETS
Current assets:
Accounts and notes receivable - net          $   87,271 $   98,069 $   94,502
Inventories                                      71,825     83,218     70,412
Restricted cash                                  20,607          -          -
Other                                             7,672      8,595     10,011
          Total current assets                  187,375    189,882    174,925
Capital assets:
Buildings, machinery and equipment at cost    1,823,965  1,806,039  1,754,032
  Accumulated depreciation                    1,032,805  1,004,620    979,504
    Costs to be depreciated in future years     791,160    801,419    774,528
Plant sites at cost                               3,480      3,483      3,444
                                                794,640    804,902    777,972
Timber at cost less depletion                   189,980    191,530    192,682
Roads at cost less amortization                   8,897      9,285      9,211
Timberland at cost                               20,093     20,116     20,218
                                                218,970    220,931    222,111
          Total capital assets                1,013,610  1,025,833  1,000,083
Pension and other assets                        126,458    108,733    100,020
                                             $1,327,443 $1,324,448 $1,275,028

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from
  checks in transit                          $    4,606 $   11,365 $    7,951
Accounts payable                                 41,640     60,636     47,513
Short-term borrowings                            29,000      8,000     23,380
Payrolls payable                                 17,039     16,435     17,176
Federal income taxes payable                          -        606        337
Other taxes payable                               8,712      9,781      8,644
Current installments of long-term debt           32,400     45,000     45,000
          Total current liabilities             133,397    151,823    150,001
Long-term debt                                  569,716    540,400    498,900
Deferred taxes-net                              182,992    184,947    180,166
Other liabilities                                23,446     21,883     20,430
Shareholders' equity:
Common stock (51,076,567 shares)                 76,615     76,615     76,615
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               337,971    345,474    345,610
         Total shareholders' equity             417,892    425,395    425,531
                                             $1,327,443 $1,324,448 $1,275,028


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